Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Results in Line with Guidance
Monday, April 28, 2008 4:30 pm ET

Semi-Equipment Softens; Ultra Clean Gains New Solar Mandate
MENLO PARK, Calif., April 28, 2008 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, solar and medical device industries, today reported its financial results for the first quarter of 2008.  Revenue for the first quarter of 2008 was $92.4 million, effectively flat with fourth quarter of 2007 revenue of $92.8 million, and a decrease of 17%, compared to revenue of $110.8 million for the same period a year ago.  The company recorded net income of $1.9 million, or $0.09 per diluted share, during the first quarter of 2008, compared to $2.1 million or $0.09 per diluted share, for the fourth quarter of 2007 and net income of $5.2 million, or $0.24 per diluted share, for the same period a year ago.  Gross margin for the first quarter of 2008 was 13.1%, compared to 12.4% for the fourth quarter of 2007, and 15.1% for the same period a year ago.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer commented:  “We are satisfied with the company’s operating performance in the first quarter given the increasingly difficult industry conditions.  We hit our guidance range for revenue and earnings per share, captured multiple new business awards from major customers, and continued to grow our solar, flat panel, and medical device revenues.  Increasing our activity in these adjacent markets should help to lessen the impact of demand changes in the semiconductor capital equipment industry.  We also have significantly streamlined our operations with the goal of remaining profitable during the semi equipment industry downturn preparing for enhanced levels of profitability when the industry cycle returns to growth.”

Cash at the end of the first quarter of 2008 was $25.0 million, a decrease of $8.4 million from $33.4 million at the end of the fourth quarter of 2007, and an increase of $0.4 million from $24.6 million at the end of the first quarter of 2007.  Third party debt at the end of the first quarter was $21.4 million, a decrease of $0.8 million from $22.2 million at the end of the fourth quarter of 2007 and a decrease of $8.7 million from $30.1 million at the end of the first quarter of 2007.

Granger continued, “I am pleased to announce that, during the quarter, we secured three significant new product awards from two existing major customers, including a new process module on a solar tool.  We expect deliveries of the solar module to commence in the third quarter of 2008 and to ramp to volume production in the subsequent quarter.  As with the solar gas delivery systems that we currently provide to the same customer, this newly awarded module will be manufactured in our Shanghai, China facilities and delivered directly to the customer in Asia.   Incremental revenue from these three new product awards is estimated to be $3-4 million in 2008 and $20-30 million in 2009.  These new wins reflect further success toward our stated objectives to grow faster than the semi equipment industry, in part by increasing the portion of our revenue derived from the adjacent markets of the solar, flat panel and medical device industries, and to continue to expand our presence in Asia.”

Commenting on Ultra Clean’s corporate outlook, Granger noted, “While we remain very confident in our strategic direction, we are cautious about the near term outlook, due to declining industry conditions.  We expect that revenue for the second quarter of 2008 will range between $67 million and $74 million, and earnings per share will range between a loss of $0.03 and income of $0.03 per share, inclusive of an expected $0.01 per share charge for amortization of intangibles, a $0.03 per share charge related to SFAS 123(R) and a $0.02 per share charge for employee severance payments.”

Ultra Clean will conduct a conference call today, Monday, April 28, 2008, beginning at 2:00 p.m. PDT at 888-561-5097 (domestic) and 706-679-7569 (international).  A replay of the webcast will be available for fourteen days following the conference call at 800/642-1687 (domestic) and 706/645-9291 (international). The confirmation number for the live broadcast and replays is 42484125 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, solar and medical device industries.  Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, solar and medical device industries. Ultra Clean is headquartered in Menlo Park, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward- looking statements" (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements.  Forward looking statements included in the press release include estimates made with respect to our second quarter revenue and diluted earnings per share.  All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 28 2007, filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

Ultra Clean Holdings, Inc
Condensed Consolidated Income Statements

	Three months ended
	March 28,	March 30,
	2008	2007

Sales	$92,357	$110,792

Cost of goods sold	80,297	94,035

Gross profit	12,060	16,757

Operating expenses:
Research and development	785	842
Sales and marketing	1,633	1,423
General and administrative	6,630	6,597
Total operating expenses	9,048	8,862

Income from operations	3,012	7,895

Interest and other income (expense), net	(344)	(531)

Income before income tax provision	2,668	7,364

Income tax provision	779	2,179

Net income	$1,889	$5,185

Net income per share:
Basic	$0.09	$0.25
Diluted	$0.09	$0.24

Shares used in computing net income per share:
Basic	21,564	21,113
Diluted	22,067	21,972

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets

	March 28,	December 28,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$24,968	$33,447
Accounts receivable	47,757	34,845
Inventory	48,411	49,342
Other current assets	6,699	7,707
Total current assets	127,835	125,341

Equipment and leasehold improvements, net	16,911	14,095
Goodwill	34,196	34,196
Other intangible assets	20,425	20,762
Other non-current assets	594	633
Total assets	$199,961	$195,027

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Bank borrowings	$3,383	$3,575
Accounts payable	38,251	36,817
Other current liabilities	4,720	4,451
Total current liabilities	46,354	44,843

Bank debt and other long-term liabilities	20,648	20,696
Total liabilities	67,002	65,539

Stockholders' equity
Common stock	90,674	89,092
Retained earnings	42,285	40,396
Total stockholders' equity	132,959	129,488
Total liabilities and stockholders' equity	$199,961	$195,027